Exhibit 99.1
NEWS RELEASE

Media Contact: Laura Schooler Marsh & McLennan Companies +1 212 345 0370 laura.schooler@mmc.com

MARIA SILVIA BASTOS MARQUES RESIGNS FROM MARSH & McLENNAN COMPANIES’ BOARD OF DIRECTORS

Departure Follows Ms. Marques’ Appointment as
President of Brazil’s Development Bank

NEW YORK, June 8, 2016 - Marsh & McLennan Companies, Inc. (NYSE: MMC) today announced that, in light of her recent appointment as President of Brazil’s development bank, BNDES, Maria Silvia Bastos Marques has stepped down as a member of its Board of Directors, effective immediately. A board member since early 2015, Ms. Marques also served on the Corporate Responsibility and Directors and Governance committees.

“Maria Silvia is one of Brazil’s leading executives. Her business insights and extensive operational experience were beneficial to us during her tenure on our Board of Directors. We wish her all the best in her new role,” said Edward Hanway, Independent Chairman of Marsh & McLennan Companies’ Board of Directors.

About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy and people. Marsh is a leader in insurance broking and risk management; Guy Carpenter is a leader in providing risk and reinsurance intermediary services; Mercer is a leader in talent, health, retirement and investment consulting; and

Oliver Wyman is a leader in management consulting. With annual revenue of $13 billion and approximately 60,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information and follow us on LinkedIn and Twitter @MMC_Global.